Exhibit 99.1

Axalta Commences Secondary Offering

PHILADELPHIA, PA, August 10, 2015— Axalta Coating Systems Ltd. (NYSE: AXTA) has commenced a secondary offering of 30,000,000 common shares. The shares will be offered by certain affiliates of The Carlyle Group (the “selling shareholders”). The offering is being made pursuant to a registration statement on Form S-1 previously filed with the U.S. Securities and Exchange Commission. The selling shareholders have also granted the underwriters a 30-day option to purchase up to an additional 4,500,000 common shares. Axalta will not receive any of the proceeds from the offering of shares by the selling shareholders.

Citigroup, Goldman, Sachs & Co., Deutsche Bank Securities and J.P. Morgan are lead book-running managers for the proposed secondary offering. Additional book-running managers are BofA Merrill Lynch, Barclays, Credit Suisse, Jefferies and UBS Investment Bank. Co-managers are Morgan Stanley, BB&T Capital Markets, Nomura, SMBC Nikko and Academy Securities.

Copies of the preliminary prospectus relating to the proposed secondary offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or telephone: (800) 831-9146; Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526 or email: prospectus-ny@ny.email.gs.com; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.CPDG@db.com; and J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717 or telephone: (866) 803-9204.

Important Information

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This release may contain certain forward-looking statements regarding Axalta and its subsidiaries and the secondary offering of Axalta’s common shares. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact Information:

Christopher Mecray

Axalta Coating Systems Ltd.

+1 215-255-7970

Christopher.Mecray@axaltacs.com

Source: Axalta Coating Systems